Company                                 EI Number
------------------------------------------------------
Yale E. Key                             75-1074929
Phoenix Well Service, Inc.              75-2256225
T.S.T. Paraffin Service Company, Inc.   75-1898097
Well-Co Oil Service, Inc.               75-2513771
Key Energy Drilling, Inc.               22-3363468
Odessa Exploration, Inc.                06-1377021
Welltech Eastern, Inc.                  38-3283245
Kalkaska Oilfield Services, Inc.        38-3083604
KEG AMA Heights, Inc.                   72-1339784
KEG Canal Properties, Inc.              72-1339783
KEG Orleans Place, Inc.                 72-1339787
KEG Pearl Acres, Inc.                   72-1339785
KEG Villa Ashley, Inc.                  72-1339782
Thunderbird Tool Company                74-1801530
Brownlee Well Service                   75-1173934
Integrity Fishing and Rental            75-2572049
Hitwell Surveys                         55-0623721
Cobra Industries                        85-0283192